SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):
March 15, 2007

HYDROGEN POWER, INC.
(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1942 Westlake Avenue, Suite 1010
Seattle, WA 98101
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 448-5073

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 15, 2007, Mr. John Martin, Acting Chief Executive Officer and a director of the Company, resigned as Acting Chief Executive Officer. Mr. Martin continues to serve as a member of the Company’s board of directors.

On March 15, 2007, the board of directors of HPI approved the appointment of David J. Cade as Chief Operating Officer of the Company. Mr. Cade will serve as the Company’s principal executive officer. Mr. Cade founded and is the Managing Principal of a consulting firm focusing on innovative next-generation portable power solutions for selected national security and commercial applications, with special emphasis on strategic alliances, hybrid Lithium-ion battery/fuel cell power sources, hybrid electric vehicles, and battery management & control systems.

Mr. Cade has served as a director of Lithium Technology Corporation (“LTC”), a publicly-traded early-stage manufacturer of lithium batteries, since August 1997. Mr. Cade served as Chairman of LTC from November 1, 1999 to January 27, 2005, and as Chief Executive Officer from November 1, 1999 to February 6, 2004. During the period from 1996 to 1999, Mr. Cade served in various senior management and marketing positions with LTC. Mr. Cade has over 30 years of experience in senior business development, marketing, sales and international strategic alliances in global telecommunications systems, electronics and information technologies. From February 1988 to October 1992, Mr. Cade was Senior Vice President of Marketing and Business Development for COMSAT Systems Division in Washington D.C. and from October 1992 to April 1994, Mr. Cade was Vice President of Sales and Marketing at Interdigital Communications Corporation, a Philadelphia company that manufactures wireless telephone systems for customers worldwide. Previously, Mr. Cade held managerial positions in Washington D.C. with Martin Marietta (now Lockheed Martin), AT&T and the Department of Defense. Mr. Cade holds an MBA from Syracuse University and an undergraduate degree from the University of Illinois.

Pursuant to a three-year Employment Agreement (the “Agreement”) filed herewith as Exhibit 10.1 and incorporated herein by reference, Mr. Cade is to receive a base annual salary of $200,000 during the period from March 1, 2007 to August 31, 2007, which shall be increased to an annual salary of $225,000 for the period from September 1, 2007 to February 28, 2008. For each of the second and third years of the Agreement, Mr. Cade’s annual salary shall be at a rate agreed upon by Mr. Cade and the Board of Directors. Mr. Case is also eligible to receive a quarterly bonus of up to $10,000, which shall be granted at the sole discretion of the Company’s board of directors based on certain performance milestones outlined in the Agreement. Mr. Cade is entitled to participate in certain retirement and employee benefit plans of the Company under the same terms and conditions offered to all full-time employees. The Agreement contains standard confidentiality and non-competition provisions.

The Agreement also calls for the Company to grant Mr. Cade performance-based stock options to purchase up to 900,000 shares of the Company’s common stock at an exercise price equal to $1.60 per share, which options shall be granted in quarterly installments and shall vest beginning on the first anniversary of the date of the Agreement subject to certain terms and conditions, including the satisfaction (as determined by the Board in its discretion) of certain milestones agreed to by the Company and Mr. Cade. Each such option shall expire five years from the date of the option grant. The Company has agreed to use commercially reasonable efforts to register the resale of the common stock underlying the options granted.

Mr. Cade may receive compensation equal to up to one year’s salary and benefits if he is terminated for any reason other than cause prior to the expiration of the Agreement, subject to certain terms and conditions more fully outlined in the Agreement.

1

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Employment Agreement by and between Hydrogen Power, Inc. and David J. Cade dated March 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: March 20, 2007	By: /s/ Thomas B. Olson Thomas B. Olson, Secretary

2

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Employment Agreement by and between Hydrogen Power, Inc. and David J. Cade dated March 1, 2007